Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Cavanal Hill Funds:

We consent to the use of our report dated October 26, 2016 on Cavanal Hill Funds’ financial statements incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
December 19, 2016